Exhibit 10.16

Manufacturing Services Agreement

CONFIDENTIAL

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Manufacturing Services Agreement

May 08, 2017

Table of Contents

ARTICLE 1		5

Interpretation		5

1.1	Definitions	5

1.2	Currency	10

1.3	Sections and Headings	10

1.4	Singular Terms	10

1.5	Schedules	10

PATHEON’S MANUFACTURING services		11

2.1	Manufacturing Services	11

2.2	Active Material Yield	12

ARTICLE 3		14

CLIENT’S OBLIGATIONS		14

3.1	Payment	14

3.2	Active Material and Qualification of Additional Sources of Supply	14

ARTICLE 4		15

CONVERSION fees AND COMPONENT COSTS		15

4.1	First Year Pricing	15

4.2	Price Adjustments — Subsequent Years’ Pricing	15

4.3	Price Adjustments — Current Year Pricing	16

4.4	Adjustments Due to Technical Changes or Regulatory Authority Requirements	17

4.5	Multi-Country Packaging Requirements	17

ARTICLE 5		18

ORDERS, SHIPMENT, INVOICING, PAYMENT		18

5.1	Orders and Forecasts	18

5.2	Reliance by Patheon	19

5.3	Minimum Orders	20

5.4	Delivery and Shipping	20

5.5	Invoices and Payment	20

ARTICLE 6		20

PRODUCT CLAIMS AND RECALLS		20

6.1	Product Claims	20

6.2	Product Recalls and Returns	21

6.3	Patheon’s Responsibility for Defective and Recalled Product	21

6.4	Disposition of Defective or Recalled Product	22

6.5	Healthcare Provider or Patient Questions and Complaints	23

6.6	Sole Remedy	23

ARTICLE 7		23

CO-OPERATION		23

7.1	Quarterly Review	23

7.2	Governmental Agencies	23

7.3	Records and Accounting by Patheon	23

7.4	Inspection	24

7.5	Access	24

7.6	Notification of Regulatory Inspections	24

7.7	Reports	24

7.8	Regulatory Filings	24

ARTICLE 8		26

TERM AND TERMINATION		26

8.1	Initial Term	26

8.2	Termination for Cause	26

8.3	Obligations on Termination	26

ARTICLE 9		27

REPRESENTATIONS, WARRANTIES AND COVENANTS		27

9.1	Authority	27

9.2	Client Warranties	27

9.3	Patheon Warranties	28

9.4	Permits	29

9.5	No Warranty	29

ARTICLE 10		29

REMEDIES AND INDEMNITIES		29

10.1	Consequential and Other Damages	29

10.2	Limitation of Liability	29

10.3	Patheon Indemnity	30

10.4	Client Indemnity	30

10.5	Reasonable Allocation of Risk	31

ARTICLE 11		31

CONFIDENTIALITY		31

11.1	Confidential Information	31

11.2	Use of Confidential Information	31

11.3	Exclusions	31

11.4	Photographs and Recordings	32

11.5	Permitted Disclosure	32

11.6	Marking	32

11.7	Return of Confidential Information	32

11.8	Remedies	33

ARTICLE 12		33

DISPUTE RESOLUTION		33

12.1	Commercial Disputes	33

12.2	Technical Dispute Resolution	33

ARTICLE 13		34

MISCELLANEOUS		34

13.1	Inventions	34

13.2	Intellectual Property	34

13.3	Insurance	34

13.4	Independent Contractors	34

13.5	No Waiver	35

13.6	Assignment and Subcontracting	35

13.7	Force Majeure	35

13.8	Additional Product	36

13.9	Notices	36

13.10	Severability	36

13.11	Entire Agreement	36

13.12	Other Terms	37

13.13	No Third Party Benefit or Right	37

13.14	Execution in Counterparts	37

13.15	Use of Client Name	37

13.16	Taxes	37

13.17	Governing Law	38

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made as of May 08, 2017 (the “Effective Date”)

B E T W E E N:

PATHEON UK LIMITED,
a corporation existing under the laws of England

(“Patheon”),

- and -

NABRIVA THERAPEUTICS AG,
incorporated under the laws of the Republic of Austria

(“Client”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1                                                                               Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Active Material”, “Active Pharmaceutical Ingredient” or “API” means the materials listed in Schedule D;

“Active Material Credit Value” means the value of the Active Material for certain purposes of this Agreement, as set forth in Schedule D;

“Actual Annual Yield” or “AAY” has the meaning specified in Section 2.2(a);

“Actual Yearly Volume” or “AYV” has the meaning specified in Section 4.2.1;

“Affiliate” means:

(a)                                 a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)                                 a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)                                  a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

For this definition, “control” means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation;

“Annual Product Review Report” means the annual product review report prepared by Patheon or an Affiliate of Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

“Annual Report” means the annual report to the FDA which is required to be prepared and filed by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

“Annual Volume” means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B;

“Applicable Laws” means (i) for Patheon, the Laws of the jurisdiction where the Manufacturing Site is located; and (ii) for Client and the Product, the Laws of all jurisdictions where the Product are manufactured, distributed, and marketed as these are agreed and understood by the parties in this Agreement;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

“Bill Back Items” means the expenses for all third party supplier fees for the purchase or use of columns, standards, tooling, non-standard pallets, PAPR or PPE suits (where applicable) and other project-specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components;

“Breach Notice” has the meaning specified in Section 8.2(a);

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United Kingdom, Austria, United States of America, or the jurisdiction where the Manufacturing Site is located;

“Capital Equipment Agreement” means a separate agreement that the parties may enter into that will address responsibility for the purchase of capital equipment and facility modifications that may be required to perform the Manufacturing Services under this Agreement;

“cGMPs” means, as applicable, current good manufacturing practices as described in:

(a)                           Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations;

(b)                           EC Directive 2003/94/EC; and

(c)                            Division 2 of Part C of the Food and Drug Regulations (Canada);

together with the latest Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client Intellectual Property” means Intellectual Property generated or derived by Client before entering into this Agreement, or by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or dependent upon, Client’s Active Material or Product;

“Client Property” has the meaning specified in Section 8.3(a)(v);

“Client-Supplied Components” means those Components to be supplied by Client or that have been supplied by Client;

“Components” means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Product) required to manufacture the Product in accordance with the Specifications, other than the Active Material;

“Confidential Information” has the meaning specified in Section 11.1;

“Conversion Fee” means the Price for performing the Manufacturing Services excluding the cost of Components;

“CTD” has the meaning specified in Section 7.8(c);

“C-TPAT” has the meaning specified in Section 2.1(f);

“Deficiencies” have the meaning specified in Section 7.8(d);

“Deficiency Notice” has the meaning specified in Section 6.1(a);

“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(d);

“Disclosing Party” has the meaning specified in Section 11.1;

“EMA” means the European Medicines Agency;

“FDA” means the United States Food and Drug Administration;

“Firm Orders” have the meaning specified in Section 5.1(c);

“Force Majeure Event” has the meaning specified in Section 13.7;

“GST” has the meaning specified in Section 13.16(a)(iii);

“Health Canada” means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Importer of Record” has the meaning specified in Section 3.2(a);

“Initial Term” has the meaning specified in Section 8.1;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;

“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Product but, for greater certainty, does not include the Active Material;

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set forth in this Agreement, required to manufacture Product or Products using the Active Material, Components, and Bill Back Items;

“Manufacturing Site” means the facility owned and operated by Patheon or an Affiliate of Patheon where the Manufacturing Services will be performed located at Viale G.B. Stucchi n. 110, 20900 Monza (MB) - Italy;

“Materials” means all Components and Bill Back Items required to manufacture the Product in accordance with the Specifications, other than the Active Material;

“Maximum Credit Value” means the maximum value of Active Material that may be credited by Patheon under this Agreement, as set forth in Schedule D;

“Minimum Order Quantity” means the minimum number of batches of the Product to be produced during the same cycle of manufacturing as set forth in Schedule B;

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means a business that derives greater than [**]% of its revenues from performing contract pharmaceutical development or commercial manufacturing services;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, Client’s Active Material or Product including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);

“Price” means the fees to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components (other than Client-Supplied Components), certain cost items as set forth in Schedule B, and annual stability testing fees as set forth in Schedule C;

“Product(s)” means the product(s) listed in Schedule A;

“Product Claims” have the meaning specified in Section 6.3(c);

“Quality Agreement” means the agreement between the parties, or between the applicable Affiliate of Patheon and Client if the Manufacturing Services are subcontracted to such Affiliate by Patheon, that sets out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” has the meaning specified in Section 7.8(a);

“Regulatory Authority” means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Product in the Territory;

“Remediation Period” has the meaning specified in Section 8.2(a);

“Representatives” means a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners, professional advisors, or representatives;

“Resident Jurisdiction” has the meaning specified in Section 13.16(a)(i);

“Shortfall” has the meaning specified in Section 2.2(b);

“Specifications” means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in Schedule A and which contains documents relating to each Product, including, without limitation:

(a)                           specifications for Active Material and Components;

(b)                           manufacturing specifications, directions, and processes;

(c)                            storage requirements;

(d)                           all environmental, health and safety information for each Product including material safety data sheets; and

(e)                            the finished Product specifications, packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;

“Surplus” has the meaning specified in Section 2.2(c);

“Target Yield” has the meaning specified in Section 2.2(a);

“Target Yield Determination Batches” has the meaning specified in Section 2.2(a);

“Tax” or “Taxes” have the meaning specified in Section 13.16(a);

“Technical Dispute” has the meaning specified in Section 12.2;

“Territory” means the geographic area of the EU and USA where Product manufactured by Patheon will be distributed by Client;

“Third Party Rights” means the Intellectual Property of any third party;

“VAT” has the meaning specified in Section 13.16(d);

“Year” means in the first year of this Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.

“Yearly Forecast Volume” or “YFV” has the meaning specified in Section 4.2.1; and

“Zero Forecast Period” has the meaning specified in Section 5.1(f).

1.2                                                                               Currency.

All monetary amounts expressed in this Agreement are in EUROS.

1.3                                                                               Sections and Headings.

The division of this Agreement into Articles, Sections, Subsections and Schedules and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement.  In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular part, Section or Schedule of this Agreement.

1.4                                                                               Singular Terms.

Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

1.5                                                                               Schedules.

The following Schedules are attached to, incorporated in, and form part of this Agreement:

Schedule A	-	Product and Specifications
Schedule B	-	Minimum Order Quantity, Annual Volume and Price
Schedule C	-	Annual Stability Testing
Schedule D	-	Active Material
Schedule E	-	Technical Dispute Resolution
Schedule F	-	Quarterly Active Material Inventory Report
Schedule G	-	Report of Annual Active Material Inventory Reconciliation and Calculation of Actual Annual Yield

PATHEON’S MANUFACTURING SERVICES

2.1                                                                               Manufacturing Services.

Patheon will perform the Manufacturing Services for the Territory for the Price specified in Schedules B and C to manufacture Product for Client.  Schedule B sets forth a list of cost items that are included in the Price for Product; all cost items that are not included in the Price are subject to additional fees to be paid by Client.  Patheon may amend the fees set out in Schedules B and C as set forth in Article 4. Patheon may change the Manufacturing Site for the Product only with the prior written consent of Client, which consent may be withheld by Client in its sole discretion. Client agrees to purchase from Patheon at least [**]% of its requirements of Product for commercial sale, except to the extent that Patheon becomes unable or unwilling to supply Product hereunder in accordance with Client’s orders. Patheon will be entitled to any applicable manufacturing tax credits that arise from performing the Manufacturing Services under this Agreement. In performing the Manufacturing Services, Patheon and Client agree that:

(a)                                 Conversion of Active Material and Components.  Patheon will convert Active Material and Components into Product in accordance with the Specifications and the procedures approved by Client.

(b)                                 Quality Control and Quality Assurance.  Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement.  Batch review and release to Client will be the responsibility of Patheon’s quality assurance group.  Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures and the Quality Agreement.  Each time Patheon ships Product to Client, it will give Client a certificate of analysis and certificate of compliance including a statement that the batch has been manufactured and tested in accordance with Specifications and cGMPs.  Client will have sole responsibility for the release of Product to the market.  The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon.  Specific Product related information contained in those batch documents is Client property.

(c)                                  Components.  Patheon will purchase and test all Components (with the exception of Client-Supplied Components) at Patheon’s expense and as required by the Specifications.

(d)                                 Stability Testing.  Patheon will conduct stability testing on the Product in accordance with the protocols set out in the Specifications for the separate fees and during the time periods set out in Schedule C.  Patheon will not make any changes to these testing protocols without prior written approval from Client.  If a confirmed stability test failure occurs, Patheon will notify Client within [**], after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation.  Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance with the Specifications and cGMPs.  Patheon will give Client all stability test data and results at Client’s request.

(e)                                  Packaging and Artwork.  Patheon will package the Product in accordance with the Specifications.  Client will be responsible for the cost of artwork development.  Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped.  The batch numbers and expiration dates will be affixed on the Product and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs.  Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Product.  Those changes will be submitted by Client to all applicable Regulatory

Authorities and other third parties responsible for the approval of the Product.  Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4.  Patheon’s name will not appear on the label or anywhere else on the Product unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. At least [**] days prior to the Delivery Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon, final camera ready artwork for all packaging Components to be used in the manufacture of the Product that meet the Specifications.  For the avoidance of doubt, the parties acknowledge and agree that Client will be responsible for complying with any and all regulatory requirements for the labeling of the Product.

(f)                                   Active Material and Client-Supplied Components.  At least [**] days before the scheduled production date, Client will deliver the Active Material and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010), at no cost to Patheon, with any VAT paid by Client, in sufficient quantity to enable Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date.  If the Active Material and/or Client-Supplied Components are not received [**] days before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Material and/or Client-Supplied Components.  But if Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties.  All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer and Client, confirming the identity and purity of the Active Material and its compliance with the Active Material specifications. For Active Material or Client-Supplied Components which may be subject to import or export, Client agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism (“C-TPAT”).

(g)                                  Bill Back Items.  Bill Back Items will be charged to Client [**].

(h)                                 Validation Activities (if applicable).  At Client’s request, Patheon may assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Product.  The fees for this service are not included in the Price and will be set out separately in Schedule C.

(i)                                     Additional Services. If Client requests services other than those expressly set forth herein (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), Patheon will provide a good faith and reasonable written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be set forth in a separate agreement signed by the parties.  The terms and conditions of this Agreement will apply to these services.

2.2                                                                               Active Material Yield.

(a)                                 Reporting.  Patheon will give Client a quarterly inventory report of the Active Material held by Patheon using the inventory report form set out in Schedule F, which will contain the following information for the quarter:

Quantity Received:  The total quantity of Active Material that complies with the Specifications and is received at the Manufacturing Site during the applicable period.

Quantity Dispensed:  The total quantity of Active Material dispensed at the Manufacturing Site during the applicable period.  The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Material that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Material that complies with the Specifications held at the end of the period.  The Quantity Dispensed will only include Active Material received and dispensed in commercial manufacturing of Product, including Active Material lost in the warehouse prior to and during dispensing, and will not include any (i) Active Material that must be retained by Patheon as samples, (ii) Active Material contained in Product that must be retained as samples, (iii) Active Material used in testing (if applicable), and (iv) Active Material received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.

Quantity Converted:  The total amount of Active Material contained in the Product manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.3(a) or 6.3(b)), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws.

Within [**] days after the end of each Year, Patheon will prepare an annual reconciliation of Active Material on the reconciliation report form set forth in Schedule G including the calculation of the “Actual Annual Yield” or “AAY” for the Product at the Manufacturing Site during the Year.  AAY is the percentage of the Quantity Dispensed that was converted to Product and is calculated as follows:

Quantity Converted during the Year                      x                                                                 [**]%

Quantity Dispensed during the Year

After Patheon has produced a minimum of [**] successful commercial production batches of Product and has produced commercial production batches for at least [**] months at the Manufacturing Site (collectively, the “Target Yield Determination Batches”), the parties will agree on the target yield for the Product at the Manufacturing Site (each, a “Target Yield”). The Target Yield will be revised annually to reflect the actual manufacturing experience as agreed to by the parties.

(b)                                 Shortfall Calculation.  If the Actual Annual Yield falls more than [**]% below the respective Target Yield in a Year, then the shortfall for the Year (the “Shortfall”) will be calculated as follows:

Shortfall = [([**]

(c)                                  Surplus Calculation.  If the Actual Annual Yield is more than the respective Target Yield in a Year, then the surplus for that Year (the “Surplus”) will be determined based on the following calculation:

Surplus = [[**]

(d)                                 Credits

(i)                 Shortfall Credit.  If there is a Shortfall for the Product in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than [**] days after the end of each Year.

(ii)              Surplus Credit.  If there is a Surplus for a Product in a Year, then Patheon will be entitled to apply the amount of the Surplus as a credit against any Shortfall for that Product which may occur in the next Year.  If there is no Shortfall in the next Year the Surplus credit will expire.

Each credit under this Section 2.2 will be summarized on the reconciliation report prepared in the form set forth in Schedule G.  Upon expiration or termination of this Agreement, any remaining Shortfall credit amount owing under this Section 2.2 will be paid to Client.

(e)                                  Maximum Credit.  Patheon’s liability for Active Material calculated in accordance with this Section 2.2 in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D.

(f)                                   No Material Breach.  It will not be a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than the Target Yield, provided that Patheon has otherwise complied with its obligations under this Agreement.

ARTICLE 3

CLIENT’S OBLIGATIONS

3.1                                                                               Payment.

Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C. These Prices may be subject to adjustment under other parts of this Agreement.  Client will also pay Patheon for any Bill Back Items in accordance with Section 2.1(g).

3.2                                                                               Active Material and Qualification of Additional Sources of Supply.

(a)                                 Client will at its sole cost and expense deliver the Active Material to Patheon in accordance with Section 2.1(f). If applicable, Patheon and Client will reasonably cooperate to permit the import of the Active Material to the Manufacturing Site. Client’s obligation will include obtaining the proper release of the Active Material from the applicable Customs Agency and Regulatory Authority. Client or Client’s designated broker will be the “Importer of Record” for Active Material imported to the Manufacturing Site. The Active Material will be held by Patheon on behalf of Client as set forth in this Agreement.  Title to the Active Material will at all times remain the property of Client.  Any Active Material received by Patheon will only be used by Patheon to perform the Manufacturing Services. Client will be responsible for paying for all rejected Product that arises from defects in the Active Material which could not be reasonably discoverable by Patheon using the test methods set forth in the Specifications.

(b)                                 If Client asks Patheon to qualify an additional source for the Active Material or any Component, Patheon may agree to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The parties will agree on the scope of work to be performed by Patheon at Client’s cost. For an Active Material, this work at a minimum will include: (i) laboratory testing to confirm the

Active Material meets existing specifications; (ii) manufacture of an experimental batch of Product that will be placed on [**] accelerated stability; and (iii) manufacture of [**] validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale). Section 6.1(d) will apply to a Product manufactured using the newly approved Active Material or Component because of the limited material characterization that is performed on additional sources of supply.

(c)                                  Patheon will advise Client within [**] Business Days if it encounters supply problems, including delays and/or delivery of non-conforming Active Material or Components from a Client designated additional source. Patheon and Client will cooperate to reduce or eliminate any supply problems from these additional sources of supply. Client will be obligated to certify all Client designated sources of supply on an annual basis at its expense and will provide Patheon with copies of these annual certifications. If Patheon agrees to certify a Client designated additional sources of supply on behalf of Client, it will do so at Client’s expense.

ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS

4.1                                                                               First Year Pricing.

The Price for the first Year will be listed in Schedules B and C and will be subject to the adjustments set forth in Sections 4.2 and 4.3. The Price may also be [**] by Patheon at any time upon written notice to Client if there are mutually agreed changes to the underlying manufacturing, packaging or testing assumptions set forth in Schedule B that result in an increase or decrease in the cost of performing the Manufacturing Services.

4.2                                                                               Price Adjustments — Subsequent Years’ Pricing.

After the first Year, Patheon may adjust the Price effective January 1st of each Year as follows:

(a)                                 Manufacturing and Stability Testing Costs. Patheon may adjust the conversion component of the Price and the annual stability testing costs for inflation, based upon the preliminary number for any increase in the Inflation Index in August of the preceding Year compared to the final number for the same month of the Year prior to that (based on the average of the monthly changes over the 12-month period), unless the parties otherwise agree in writing.  Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year.  For the purpose of this clause, the “Inflation Index” shall be the Consumer Price Index, published by ISTAT.  This index is set forth at the following web address: http://dati.istat.it/Index.aspx.

(b)                                 Component Costs.  If Patheon incurs an increase in Component costs during the Year, it may increase the Price for the next Year to pass through the additional Component costs at Patheon’s cost.  Patheon will give Client information about the increase in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price increase is justified.

(c)                                  Pricing Basis.  Client acknowledges that the Price in any Year is quoted based upon the Minimum Order Quantity and the Annual Volume specified in Schedule B.  The Price is subject to change if the specified Minimum Order Quantity changes or if the Annual Volume is not ordered in a Year.  For greater certainty, if Patheon and Client agree that the

Minimum Order Quantity will be reduced or the Annual Volume in the lowest tier will not be ordered in a Year, then Patheon may increase the Price by an amount sufficient to absorb its documented increased costs.  Patheon will give Client a statement setting forth the information to be applied in calculating those cost increases for the next Year.

(d)                                 Tier Pricing (if applicable). The pricing in Schedule B is set forth in Annual Volume tiers based upon Client’s volume forecasts under Section 5.1.  Client will be invoiced during the Year for the unit price set forth in the Annual Volume tier based on the [**]-month forecast provided in [**] of the previous Year.  Within [**] days after the end of each Year or of the termination of the Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by Client during the Year with the pricing tiers.  If Client has overpaid during the Year, Patheon will issue a credit to Client for the amount of the overpayment within [**] days after the end of the Year or will issue payment to Client for the overpayment within [**] days after the termination of the Agreement.  If Client has underpaid during the Year, Patheon will issue an invoice to Client under Section 5.5 for the amount of the underpayment within [**] days after the end of the Year or termination of the Agreement.  If Client disagrees with the reconciliation, the parties will work in good faith to resolve the disagreement amicably. If the parties are unable to resolve the disagreement within [**] days, the matter will be handled under Section 12.1.

(e)                                  For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about [**] but no later than [**] of each Year a revised Schedule B to be effective for Product delivered on or after the first day of the next Year.  If in any Year Patheon would have been entitled to increase the Price based on any of the provisions of this Section 4.2 but Patheon did not exercise its right to do so, then at the expiry of any subsequent Year, Patheon will be entitled to make cumulative prospective adjustments as set out in Section 4.2 based on changes during all of the preceding Years since Patheon last adjusted the Price.  Patheon will not be entitled to retrospectively invoice for prior unexercised Price adjustments.

4.2.1                     Capacity Reservation Fee due to Volume Changes from Yearly Forecast Volumes for Sterile Products.

On the execution of this Agreement, Client will give to Patheon a forecast of the volume of Product required for the first [**] Years of this Agreement (the “Yearly Forecast Volume” or “YFV”) that will become part of this Agreement. If at the end of the first Year the aggregate actual volume of Product ordered by Client and invoiced by Patheon under Section 5.5 (“Actual Yearly Volume” or “AYV”) during the Year is less than [**]% of the YFV as set out in this Agreement, then Client will pay Patheon the [**] during the Year in an amount to be determined as follows:

Amount due to Patheon  =    [(YFV x [**]%) –  AYV] * [**].

On or before [**] of each Year, the parties will agree on the YFV for the next [**] Years of this Agreement on a rolling forward basis.  The forecast of the volume of Product for the first of these [**] Years may not vary by more than [**]% from the YFV for such Year that was previously agreed (i.e., when such Year was the [**] Year of a [**] Year forecast).  Once agreed, the YFV for the first Year of such [**] Year forecast will become binding on the parties and any amount due to Patheon will be determined as set forth above.

4.3                                                                               Price Adjustments — Current Year Pricing.

During any Year, the Prices set out in Schedule B will be adjusted as follows:

Extraordinary Increases in Component Costs.  If, at any time, market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to adjust the Price for any affected Product to compensate it for the increased Component costs.  Changes materially greater than normal forecasted increases will have occurred if and only if: (i) the cost of a Component increases by [**]% of the cost for that Component upon which the most recent Price or fee quote was based; or (ii) the aggregate cost for all Components required to manufacture the Product increases by [**]% of the total Component costs for the Product upon which the most recent fee quote was based.  If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified.  Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers, but Patheon shall use commercially reasonable efforts to minimize the restrictions imposed by such confidentiality obligations on disclosure of supporting documents to Client.  The revised Price will be effective for any Product delivered on or after the first day of the month following Client’s receipt of the revised Schedule B.

4.4                                                                               Adjustments Due to Technical Changes or Regulatory Authority Requirements.

Amendments to the Specifications or the Quality Agreement requested by Client will be implemented only following a technical and cost review that Patheon will perform at Client’s cost and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment.  Amendments to the Specifications or the Quality Agreement requested by Patheon will only be implemented following the written approval of Client.  If Client accepts a proposed Price change, the proposed change in the Specifications or the Quality Agreement and the associated scope of work will be implemented at Client’s cost (subject to the last sentence of this Section 4.4), and the Price change will become effective, only for those orders of Product that are manufactured under the revised Specifications.  In addition, Client agrees to purchase, at the price paid by Patheon (including all costs incurred by Patheon for the purchase, handling, and transport of the Inventory), all Inventory held under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications.  Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2  will be cancelled where possible, but if the orders may not be cancelled without penalty, they will be assigned to and paid for by Client.  Subject to the last sentence of this Section 4.4, additional payments or price increases may also be required to compensate Patheon for fees and other expenses incurred by Patheon to comply with Regulatory Authority requirements or changes in Applicable Laws which apply to the Manufacturing Services.  The Parties agree that Client’s obligation to bear cost increases in this Section 4.4 will be limited to those cost increases that relate to a change in scope for the Product; costs for other changes relating to cGMP compliance or affecting other products generally will be discussed and agreed in good faith between the parties.

4.5                                                                               Multi-Country Packaging Requirements.

If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional costs for Components (other than Client-Supplied Components) and the change over fees for the Product destined for each new country.  The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1                                                                               Orders and Forecasts.

(a)                                 Long Term Forecast.  When this Agreement is executed, Client will give Patheon a non-binding [**] year forecast of Client’s volume requirements for the Product for each Year during the term of this Agreement (the “Long Term Forecast”).  The Long Term Forecast will thereafter be updated every [**] months (as of [**]) during the Initial Term.  If Patheon is unable to accommodate any portion of the Long Term Forecast, it will notify Client and the parties will agree on any revisions to the forecast.

(b)                                 Rolling [**] Month Forecast.  When this Agreement is executed, Client will give Patheon a non-binding [**] month forecast of the volume of Product that Client expects to order in the first [**] months of commercial manufacture of the Product.  This forecast will then be updated by Client on or before the [**] day of each month on a rolling forward basis.  Client will update the forecast promptly if it determines that the volumes estimated in the most recent forecast have changed by more than [**]%. The most recent [**]month forecast will prevail.

(c)                                  Firm Orders.  On a rolling basis during the term of this Agreement, Client will issue an updated [**] month forecast on or before the [**] day of each month. This forecast will start on the first day of the next month. The first [**] months of this updated forecast will be considered binding firm orders.  Concurrent with the [**] month forecast, Client will issue a new firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the quantity of the Product specified in the binding portion of the forecast. The Delivery Date will not be less than [**] days from the first day of the month following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Client’s purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Product.  The quantities of Product ordered in those written orders will be firm and binding on Client and may not be reduced by Client.  Expedited Firm Orders will be subject to additional fees.

(d)                                 Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Client within [**] Business Days of its receipt of the Firm Order.  The acknowledgement will include, subject to confirmation from Client, the Delivery Date for the Product ordered or delivery month for any Firm Orders that do not relate to the first [**] months of the [**]-month forecast. The Delivery Date may be amended by agreement of the parties or as set forth in Section 2.1(f). If Patheon fails to acknowledge receipt of a Firm Order within the [**] Business Day period, the Firm Order will be deemed to have been accepted by Patheon.

(e)                                  Cancellation of a Firm Order.  If Client cancels a Firm Order, Client will pay Patheon [**] for the units of Product specified in such Firm Order.

(f)                                   Zero Volume Forecast. If Client forecasts zero volume for [**] months period during the term of this Agreement (the “Zero Forecast Period”), then Patheon will have the option, at its sole discretion, to provide a [**]-day notice to Client of Patheon’s intention to terminate this Agreement on a stated day within the Zero Forecast Period.  Client thereafter will have [**] days to either (i) withdraw the zero forecast and re-submit a reasonable volume forecast, or (ii) negotiate other terms and conditions on which this Agreement will remain in effect. Otherwise, Patheon will have the right to terminate this Agreement at the end of the [**]-day notice period.

(g)                                  Controlled Substance Quota Requirements (if applicable).  Client will give Patheon the information set forth below for obtaining any required DEA or equivalent agency quotas needed to perform the Manufacturing Services.  Patheon will be responsible for routine management of DEA quota information in accordance with DEA regulations. Patheon and Client will cooperate to communicate the information and to assist each other in DEA information requirements related to the Product as follows: (i) as of [**] of each Year for the applicable Product, Client will provide to Patheon the next Year’s annual quota requirements for the Product; (ii) as of [**] of each Year, Client will provide to Patheon any changes to the next Year’s quota requirements; (iii) Client will pro-actively communicate any changes to the quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize DEA filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional quota, Patheon will submit to the DEA, on a timely basis, all filings necessary to obtain DEA or equivalent agency quotas for Active Material and will use commercially reasonable efforts to secure sufficient quota from the DEA so as to achieve Delivery Dates for Product as set forth in applicable purchase orders and forecasts submitted to Patheon by Client or its designee; and (v) Patheon will not be responsible for DEA’s refusal or failure to grant sufficient quota for reasons beyond the reasonable control of Patheon.

5.2                                                                               Reliance by Patheon.

(a)                                 Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), and (b) in ordering the Components (other than Client-Supplied Components) required to meet the Firm Orders.  In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Product during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client.  Accordingly, Client authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Product for the first [**] months contemplated in the most recent forecast given by Client under Section 5.1(a).  Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties.  Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon.

(b)                                 Client will reimburse Patheon for the cost of Components ordered by Patheon under Firm Orders or under Section 5.2(a) that are not included in finished Product manufactured for Client within [**] months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired or are rendered obsolete due to changes in artwork or applicable regulations during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase and destroy the Obsolete Stock. If any non-expired Components are used in Product subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.

(c)                                  If Client fails to take possession or arrange for the destruction of non-expired Components within [**] months of purchase or, in the case of the delivery of conforming finished Product not accepted by Client within [**] of manufacture, Client will pay Patheon EURO [**] per pallet, per month thereafter for storing the Components or finished Product.  Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at EURO [**] per pallet per month.  Storage fees are subject to a one pallet minimum charge per month.  Patheon may ship finished Product held by it longer than [**] to Client at Client’s expense on [**] days’ written notice to Client.

5.3                                                                               Minimum Orders.

Client may order Manufacturing Services for batches of Product only in multiples of the Minimum Order Quantities as set out in Schedule B.

5.4                                                                               Delivery and Shipping.

Delivery of Product will be made EXW (Incoterms 2010) Patheon’s shipping point.  Subject to Section 8.3(a)(v), risk of loss or of damage to Product will remain with Patheon until Patheon loads the Product onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client.  Patheon will, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement.  Products will be packaged for transport in accordance with the Specifications.

5.5                                                                               Invoices and Payment.

Invoices will be sent by email to the email address given by Client to Patheon in writing.  Invoices will be issued on the [**] (a) the date that the Product is released by Patheon and (b) the date on which [**] provided that this shall not limit Patheon’s obligations set out in Section 2.1(b) and any obligation of Patheon set out in the Quality Agreement to provide to Client the documentation required for Client’s release of Product, as detailed in the Quality Agreement.  Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the invoice covering the shipment.  Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement.  Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client.  Client will pay all invoices within [**] days of the date thereof.  If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable.  Interest on undisputed past due accounts will accrue at an annual rate equal to the then current 1-year LIBOR EURO rate plus [**]%.

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1                                                                               Product Claims.

(a)                                 Product Claims.  Client has the right to reject any portion of any shipment of Product that was not manufactured in accordance with the Specifications, cGMPs, or Applicable Laws, without invalidating any remainder of the shipment.  Client will inspect the Product manufactured by Patheon immediately upon receipt and will give Patheon written notice (a “Deficiency Notice”) of all claims for Product that was not manufactured in accordance with the Specifications, cGMPs, or Applicable Laws, within [**] days after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within [**] days after discovery by Client, but not after the expiration date of the Product).  If Client fails to give Patheon the Deficiency Notice within the applicable [**]-day period, then the delivery will be deemed to have been accepted by Client on the [**] day after delivery or discovery, as applicable.  Patheon will have no liability for any deficiency for which it has not received notice within the applicable [**]-day period.

(b)                                 Determination of Deficiency.  Upon receipt of a Deficiency Notice, Patheon will have [**] days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice.  If Client and Patheon fail to agree within [**] days after Patheon’s notice to Client as to whether any Product identified in the Deficiency Notice was not manufactured in accordance with the Specifications, cGMPs, or Applicable Laws, the parties will proceed as follows: (i) if the issue is believed to be caused by a raw material deficiency, laboratory error or a suspect analytical method, representatives from both parties will jointly test the Product and/or materials side by side in the same laboratory to determine if a raw material or testing deficiency is the root cause and whether the Product and/or materials is acceptable; or (ii) if the issue is believed to be process related, representatives from both parties will jointly evaluate the Patheon deviation report to determine if any other investigation could identify the root cause and proceed as determined.  If, after the joint testing or investigation has been performed, the parties still cannot agree on the root cause, executives from both parties will meet and use good faith efforts to resolve the deficiency and liability issues.  If the parties’ executives are unable to resolve the dispute within [**] days, the dispute will be handled as a Technical Dispute under Section 12.2.

(c)                                  Shortages and Price Disputes.  Claims for shortages in the amount of Product shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties and within a reasonable timeframe and, if the parties are unable to reach reasonable agreement, by Article 12.

(d)                                 Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and agreed upon.  If after a full investigation as set forth in Section 6.1(b), it is determined that Patheon manufactured Product in accordance with the agreed upon process specifications, the batch production record, and Patheon’s standard operating procedures for manufacturing, and a batch or portion of batch of Product does not meet a finished Product specification, Client will pay Patheon the applicable fee per unit for the non-conforming Product. The API in the non-conforming Product will be included in the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a).

6.2                                                                               Product Recalls and Returns.

(a)                                 Records and Notice.  Patheon and Client will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client.  Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product.  Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary.  The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client.  “Recall” will mean any action (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); or (ii) by any regulatory authorities to detain or destroy any of the Product.  Recall will also include any action by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.

(b)                                 Recalls.  If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about the Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.

(c)                                  Product Returns.  Client will have the responsibility for handling customer returns of the Product.  Patheon will give Client any assistance that Client may reasonably require to handle the returns.

6.3                                                                               Patheon’s Responsibility for Defective and Recalled Product.

(a)                                 Defective Product.  If Client rejects Product under Section 6.1 and Patheon agrees, or it is determined pursuant to Section 6.1(b), that the deficiency arose from Patheon’s failure to provide the

Manufacturing Services in accordance with the Specifications, cGMPs or Applicable Laws, Patheon will credit Client’s account for Patheon’s invoice price for the defective Product.  If Client previously paid for the defective Product, Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the defective Product; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Product with conforming Product (if Patheon is able to manufacture the replacement Product at the same Manufacturing Site as that of the rejected Product), without Client being liable for payment therefor under Section 3.1, contingent upon the receipt from Client of all Active Material and Client-Supplied Components required for the manufacture of the replacement Product.  For greater certainty, Patheon’s responsibility for any loss of Active Material in defective Product will be captured and calculated in the Active Material Yield under Section 2.2.

(b)                                 Recalled Product.  If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will use its commercially reasonable efforts to replace the Recalled or returned Product with new Products, contingent upon the receipt from Client of all Active Material and Client-Supplied Components required for the manufacture of the replacement Products.  For greater certainty, Patheon’s responsibility for any loss of Active Material in Recalled Product will be captured and calculated in the Active Material Yield under Section 2.2.  If Patheon is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the required Active Material and Client-Supplied Components), then Client may request Patheon to reimburse Client for the price that Client paid to Patheon for Manufacturing Services for the affected Products.  In all other circumstances, Recalls, returns, or other corrective actions will be made at Client’s cost and expense.

(c)                                  Except as set forth in Sections 6.3(a) and (b) above and Sections 6.4 and 6.5 below, Patheon will not be liable to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it (collectively, “Product Claims”).  For greater certainty but not limitation, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Product or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications prior to use of the applicable Component in the performance of the Manufacturing Services, (iii) results from a defect in the Active Material, Client-Supplied  Components or Components supplied by a Client designated additional source that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of Client or third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, or (vii) is due to any other breach by Client of its obligations under this Agreement.

(d)                                 Notwithstanding anything to the contrary in this Agreement, Patheon will only be required to replace or refund any batch or portion of a batch of recalled Product and will only be liable for Active Material contained therein to the extent the Product is unsold, returned, destroyed or otherwise disposed of by Client in accordance with the terms of this Agreement.  The quantity of API contained in this Product will be included in the Quantity Dispensed but not in the Quantity Converted for purposes of calculating the Shortfall in Section 2.2(b).

6.4                                                                               Disposition of Defective or Recalled Product.

Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so.  Alternatively, Patheon may instruct Client to return the Products to Patheon.  Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under

Section 6.3.  In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.

6.5                                                                               Healthcare Provider or Patient Questions and Complaints.

Client will have the sole responsibility for responding to questions and complaints from its customers.  Questions or complaints received by Patheon from Client’s customers, healthcare providers or patients will be promptly referred to Client.  Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints.  This assistance will include follow-up investigations, including testing.  In addition, Patheon will give Client all agreed upon information that will enable Client to respond properly to questions or complaints about the Product as set forth in the Quality Agreement.  Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, all costs incurred under this Section 6.5 will be borne by Client.

6.6                                                                               Sole Remedy.

Except for the indemnity set forth in Section 10.3 and the termination right set forth in Section 8.2(a), and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Client’s sole remedy in contract, tort, equity or otherwise for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.

ARTICLE 7

CO-OPERATION

7.1                                                                               Quarterly Review.

Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties.  The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

7.2                                                                               Governmental Agencies.

Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting Regulatory Approval for the Products, regarding the Product if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation.  Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, a party will permit the other party to accompany and take part in any communications with the agency regarding the Product, and to receive copies of all written communications from the agency regarding the Product; provided, however, that Patheon’s right to take part in and receive Client’s communications with a government agency will be limited to communications that relate to the Manufacturing Services for the Product.

7.3                                                                               Records and Accounting by Patheon.

Patheon will keep records of the manufacture, testing, and shipping of the Product, and retain samples of the Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations.  Unless otherwise agreed to in the Quality Agreement, copies of the records and samples will be retained for [**] following the date of Product expiry, or longer if required by law or regulation, following which time Client will be contacted concerning the delivery and destruction of the documents and/or samples of Product.  Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired if Client fails to arrange for destruction or return within [**] days of receipt of notice from Patheon.  Client is responsible for retaining samples of the Product necessary to comply with the legal/regulatory requirements applicable to Client.

7.4                                                                               Inspection.

Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.

7.5                                                                               Access.

Patheon will give Client reasonable access at agreed times to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws.  But, with the exception of “for-cause” audits, Client will be limited [**].  Client may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of EURO [**] for each additional audit day and EURO [**] per audit day for each additional auditor.  The right of access set forth in Sections 7.4 and 7.5 will not include a right to access or inspect Patheon’s financial records.  Patheon will support the first Pre- Approval Inspection (“PAI”) of the FDA or equivalent regulatory inspection for other jurisdictions (where applicable) and provide a copy of the resulting report to Client at no cost.  Additional PAI or equivalent support will be subject to additional fees.

7.6                                                                               Notification of Regulatory Inspections.

Patheon will notify Client within [**] of any inspections by any governmental agency specifically involving the Product.  Patheon will also notify Client of receipt of any form 483s or warning letters or any other significant regulatory action that would reasonably be expected to impact the regulatory status of the Product or otherwise affect Patheon’s ability to carry out its obligations hereunder.

7.7                                                                               Reports.

Upon request, Patheon will supply on an annual basis a copy of the Annual Product Review Report which includes all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client is required to file with the FDA.  Any additional data or report requested by Client beyond the scope of cGMPs and customary FDA requirements, including Continuous Process Verification data, will be subject to an additional fee to be agreed upon between Patheon and Client.

7.8                                                                               Regulatory Filings.

(a)                                 Regulatory Authority.  Client will have the sole responsibility at Client’s expense for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture, distribution and sale of the Product (“Regulatory Approval”).  Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture, distribution and sale of the Product as quickly as reasonably possible.

(b)                                 Verification of Data.  Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data. Patheon requires [**] days to perform this review but the parties may agree to a shorter time for the review as needed.

(c)                                  Verification of CTD.  Prior to filing with any Regulatory Authority any documentation which is or is equivalent to the Quality Module (Drug Product Section) of the Common Technical Document (all such documentation herein referred to as “CTD”) related to any Marketing Authorization, such as a US New Drug Application, US Abbreviated New Drug Application, US Biologics Licence Application, or EU Marketing Authorisation Application, Client will give Patheon a copy of the CTD as well as all supporting documents which have been relied upon to prepare the CTD.  This disclosure will permit Patheon to verify that the CTD accurately describes the validation or scale-up work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement.  Patheon requires [**] days to perform this review but the parties may agree to a shorter time for the review as needed. Client will give Patheon copies of all relevant filings at the time of submission which contain CTD information regarding the Product.

(d)                                 Deficiencies.  If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies.  The parties will work together to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

(e)                                   Client Responsibility.  In reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon.  Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority.  Client is solely responsible for the preparation and filing of the application for approval by the Regulatory Authority and any relevant costs will be borne by Client.

(f)                                   Inspection by Regulatory Authorities.  If Client does not give Patheon the documents requested under subsections (b) and (c) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.

(g)                                  Pharmacovigilance.  Client will be responsible, at its expense, for all pharmacovigilance obligations for the Product pursuant to Applicable Laws.  Unless required by Applicable Law, neither party will be obliged to exchange with the other party any information or data which it compiles pursuant to pharmacovigilance obligations or activities.

(h)                                 No Patheon Responsibility.  Patheon will not assume any responsibility for the accuracy or cost of any application for Regulatory Approval. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Product which Patheon considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing, or termination of all or any part of this Agreement.  Patheon will be not be obliged to undertake these activities or to pay for the fees or costs if, in Patheon’s sole discretion, doing so is commercially inadvisable for Patheon.

ARTICLE 8

TERM AND TERMINATION

8.1                                                                               Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31, 2023 (the “Initial Term”), unless terminated earlier by one of the parties in accordance herewith.  This Agreement will automatically renew after the Initial Term for successive terms of two Years each (a “Renewal Term”), unless either party gives written notice to the other party of its intention to terminate this Agreement at least 24 months prior to the end of the Initial Term. After the Initial Term, either party may terminate this Agreement by giving at least 24 months prior written notice at any time.  Following such notice, this Agreement shall terminate on expiry of the notice period and shall not continue to the end of the then current Renewal Term.

8.2                                                                               Termination for Cause.

(a)                                 Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement within [**] days following receipt of a written notice (the “Remediation Period”) of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”).  The aggrieved party’s right to terminate this Agreement under this Section 8.2(a) may only be exercised for a period of [**] days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.

(b)                                 Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.

(c)                                  Client may terminate this Agreement upon 30 days’ prior written notice if any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product.  But if this occurs, Client must still fulfill all of its obligations under Section 8.3 below and under any Capital Equipment Agreement regarding the Product.

(d)                                 Patheon may terminate this Agreement upon six months’ prior written notice if Client assigns under Section 13.6 any of its rights under this Agreement to an assignee that (i) in the opinion of Patheon acting reasonably, is: not a credit worthy substitute for Client; or (ii) is a Patheon Competitor.

8.3                                                                               Obligations on Termination.

(a)                                 If this Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(i)                                   Client will take delivery of and pay for all undelivered Products that are manufactured and/or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was placed;

(ii)                                Client will purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory), the Inventory applicable to the Products which was purchased, maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2;

(iii)                             Client will satisfy the purchase price payable under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;

(iv)                            Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site; and

(v)                               Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within [**] days, all unused Active Material and Client-Supplied Components, all applicable Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”).  If Client fails to remove Client Property within [**] days following the completion, termination, or expiration of this Agreement, Client will pay Patheon EURO [**] per pallet, per month, one pallet minimum (except that Client will pay EURO [**] per pallet, per month, one pallet minimum, for any of Client Property that contains controlled substances, requires refrigeration or other special storage requirements) thereafter for storing Client Property and will assume any third party storage charges invoiced to Patheon regarding Client Property.  Patheon will invoice Client for the storage charges as set forth in Section 5.5 of this Agreement. If Client fails to remove Client Property within [**] days following the completion, termination, or expiration of the Product Agreement, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction.

(b)                                 Any completion, termination or expiration of this Agreement will not affect any outstanding obligations or payments due prior to the completion, termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement.  For greater certainty, completion, termination or expiration of this Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 10 and 11 and Sections 5.4, 5.5, 8.3, 13.1, 13.2, 13.3 and 13.16, all of which survive any completion, termination or expiration.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1                                                                               Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2                                                                               Client Warranties.

Client covenants, represents, and warrants that:

(a)                                 Non-Infringement.

(i)                                   the Specifications for each of the Products are its or its Affiliate’s property and that Client may lawfully disclose the Specifications to Patheon;

(ii)                                any Client Intellectual Property that is disclosed to Patheon by Client for use by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client’s or its Affiliate’s unencumbered property, and to the best of Client’s knowledge, (B) may be lawfully used as directed by Client and does not infringe any Third Party Rights;

(iii)                             to the best of Client’s knowledge, the performance of the Manufacturing Services by Patheon for the Product under this Agreement or the use or other disposition of the Product by Patheon as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights;

(iv)                            there are no pending actions or other pending legal proceedings involving Client that concerns the infringement of Third Party Rights related to any of the Specifications, or any of the Active Material and the Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;

(b)                     Quality and Compliance.

(i)                                   to the best of Client’s knowledge, the Specifications for the Product conforms to all applicable cGMPs and Applicable Laws;

(ii)                                to the best of Client’s knowledge, the Product, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Product, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;

(iii)                             on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

9.3                                                                               Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)                                 it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws; and

(b)                                 any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights.

(c)                                  it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b); and

(d)                                 it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act.

9.4                                                                               Permits.

(a)                                 Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

(b)                                 Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.

9.5                                                                               No Warranty.

NEITHER PATHEON NOR CLIENT MAKES ANY WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.  NEITHER PATHEON NOR CLIENT MAKES ANY WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCTS, EXCEPT THAT CLIENT WARRANTS THAT THE ACTIVE MATERIAL AND CLIENT-SUPPLIED COMPONENTS WILL BE SUITABLE FOR USE IN THE MANUFACTURING SERVICES AT THE TIME THEY ARE DELIVERED TO PATHEON.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1                                                                        Consequential and Other Damages.

Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2                                                                        Limitation of Liability.

(a)                                 Defective or Recalled Product. Patheon’s maximum aggregate liability to Client for any obligation to (i) refund, offset or replace any defective Product under Section 6.3(a) or (ii) replace any recalled Product under Section 6.3(b), will not exceed [**]% of the Price for the defective or recalled Product as applicable.  Such obligation shall be exclusivity limited by this Section 10.2(a) and will not be limited by [**].

(b)                                 Active Material.  Except as expressly set forth in Section 2.2 and except to the extent caused by [**], under no circumstances will Patheon be responsible for any loss or damage to the Active Material.  Patheon’s maximum responsibility for loss or damage to the Active Material will not exceed the Maximum Credit Value set forth in Schedule D, except to the extent caused by [**], in which case Patheon’s maximum responsibility for the lost or damaged Active Material shall not exceed [**]% [**] of the lost or damaged Active Material up to a maximum aggregate liability in any Year of [**]% of [**]) per Year received by Patheon under this Agreement during the Year in which the underlying event occurred that gave rise to the liability (e.g. the date of the incident or manufacture).

[**]

(c)                                  Maximum Liability.  Excluding Patheon’s obligations described in [**], Patheon’s maximum aggregate liability to Client in any Year under this Agreement for any reason whatsoever, including, without limitation, any liability arising under Section 6.3(b) relating to the expenses associated with a Recall or Product return, Section 2.2 or 10.3 hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement, will not exceed [**]% of [**] per Year received by Patheon under this Agreement during the Year in which the underlying event occurred that gave rise to the liability (e.g. the date of the incident or manufacture).

(d)                                 Death, Personal Injury and Fraudulent Misrepresentation.  Nothing contained in this Agreement, including the limitations set forth in this Section 10.2, shall act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party or fraudulent misrepresentation.

(e)                                  Insurance Coverage.  [**] subject to the amounts recoverable from the applicable party’s insurer, any deductible amounts applied by the insurer and to the insurance policy’s terms and conditions.  Client acknowledges that Patheon does not have insurance coverage for any claims, losses or damage to Active Material that may occur during the manufacture of Product or activities performed to convert Active Material into Product.   Any liability of Patheon for such claims, losses or damage will be subject to the limitations in Section 10.2.

10.3                                                                        Patheon Indemnity.

(a)                                 Patheon agrees to defend and indemnify Client, its officers and employees, against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) to the extent resulting from or relating to: (i) any claim or allegation that the manufacturing processes used by Patheon to carry out the Manufacturing Services (other than manufacturing processes provided by Client or as required to be performed as part of the Specifications), or any portion thereof, infringe any Third Party Rights; (ii) any claim of personal injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws; or (iii) the negligence or willful misconduct of Patheon; except in each case ((i) — (iii)) to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Client, its officers, employees, or Affiliates.

(b)                                 If a claim occurs, Client will: (a) promptly notify Patheon of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the defense of the claim; and (d) permit Patheon to control the defense and settlement of the claim, all at Patheon’s cost and expense.

10.4                                                                        Client Indemnity.

(a)                                 Client agrees to defend and indemnify Patheon, its officers and employees, against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) for (i) any claim or allegation that the Product or the manufacturing processes provided by Client or as required to be performed as part of the Specifications, or any portion thereof, infringes any Third Party Rights, (ii) the negligence or willful misconduct of Client or (iii) any claim of personal injury or property damage relating to the Product to the extent that the injury or damage arises other than from a breach of this Agreement by Patheon, including, without limitation, any representation or warranty contained herein, except in each case to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, or Affiliates.

(b)                             If a claim occurs, Patheon will: (a) promptly notify Client of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Client in the defense of the claim; and (d) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense.

10.5                                                                        Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Product.  Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Product because Client has developed and holds the marketing approval for the Product, Client requires Patheon to manufacture and label the Product strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Product.

ARTICLE 11

CONFIDENTIALITY

11.1                                                                        Confidential Information.

“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations.  In addition, all analyses, compilations, studies, reports or other documents prepared by any party’s Representatives containing the Confidential Information will be considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. For the purposes of this ARTICLE 11, a party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”

11.2                                                                        Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations or exercising its rights under this Agreement.  The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement.  Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature.

11.3                                                                        Exclusions.

The obligations of confidentiality will not apply to the extent that the information:

(a)                                 is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;

(b)                                 is in the Recipient’s possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient’s breach of any legal obligation;

(c)                                  is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;

(d)                                 is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information as evidenced by Recipient’s written records; or

(e)                                  is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.

11.4                                                                        Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5                                                                        Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out herein.  If any public disclosure is required by law, regulation, or stock exchange rule, the parties will, to the extent practicable and permissible, consult concerning the form of announcement prior to the public disclosure being made.

11.6                                                                        Marking.

The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within [**] days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form.

11.7                                                                        Return of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential

Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records.  The retained copy will remain subject to all confidentiality provisions contained in this Agreement.

11.8                                                                        Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Article 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Article 11 and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Article 11 but will be in addition to any and all other remedies available at law or in equity.

ARTICLE 12

DISPUTE RESOLUTION

12.1                                                                        Commercial Disputes.

If any dispute arises out of this Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably.  In that regard, any party may send a notice of dispute to the other, and each party will appoint, within [**] Business Days from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute.  The representatives will meet as necessary in order to resolve the dispute.  If the representatives fail to resolve the matter within [**] from their appointment, or if a party fails to appoint a representative within the [**] Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably.  Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.17.

12.2                                                                        Technical Dispute Resolution.

If a dispute arises (other than disputes under Section 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a “Technical Dispute”), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations.  In that regard, senior representatives of each party will, as soon as possible and in any event no later than [**] Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute.  If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within [**] Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Schedule E.  If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail.  For greater certainty, the parties agree that the release of the Product for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Product is to be released for sale or distribution.

ARTICLE 13

MISCELLANEOUS

13.1                                                                        Inventions.

(a)                                 For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.

(b)                                 All Client Intellectual Property will be the exclusive property of Client.

(c)                                  All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client to manufacture the Product(s).

(d)                                 Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)                                  Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.

13.2                                                                        Intellectual Property.

Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing.  Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.3                                                                        Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of [**] years thereafter.  This insurance will have policy limits of not less than (i) EURO [**] for each occurrence for personal injury or property damage liability; and (ii) EURO [**] in the aggregate per annum for product and completed operations liability.

If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability.  The insurance certificate will further provide for a minimum of [**] days’ written notice to the insured of a cancellation of, or material change in, the insurance.  If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4                                                                        Independent Contractors.

The parties are independent contractors and this Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.5                                                                        No Waiver.

Neither party’s failure to require the other party to comply with any provision of this Agreement will be deemed a waiver of the provision or any other provision of this Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.

13.6                                                                        Assignment and Subcontracting.

(a)                           Patheon may not assign this Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld. It is agreed that Patheon may subcontract any part of the Manufacturing Services under this Agreement to any of its Affiliates upon the prior written consent of Client, such consent not to be unreasonably withheld.  For the sake of clarity, the parties agree that Client’s refusal to consent to such subcontracting due to an Affiliate’s inability to meet the regulatory, compliance, audit and quality requirements of the Quality Agreement shall be considered “reasonable” for the purpose of withholding consent.  Patheon will remain solely liable to Client for its obligations under this Agreement, and for the obligations of the applicable Affiliate of Patheon under the Quality Agreement, if the Manufacturing Services are subcontracted.

(b)                           Client may assign this Agreement or any of its associated rights or obligations without approval from Patheon.  But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement and Client will remain liable hereunder.  Any partial assignment will be subject to Patheon’s cost review of the assigned Product and Patheon may terminate this Agreement or any assigned part thereof, on [**] months’ prior written notice to Client and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time. Client will reimburse Patheon for any costs incurred by Patheon in connection with the partial assignment including any expenses incurred by Patheon for any due diligence audits in connection with the partial assignment.

(c)                            Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.

13.7                                                                        Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement  if, for so long as, and to the extent such performance is rendered impossible or impractical by an event beyond that party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”), provided that the affected party has exerted all reasonable efforts to avoid or remedy such Force Majeure Event and/or the effects thereof and continues to use commercially reasonable efforts to resume performance as soon as reasonably practicable.  A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance.  Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement, unless such Force Majeure Event directly impacts, and renders impracticable, a party’s ability to engage in a payment transaction (such as a Force Majeure Event affecting the banking system).

13.8                                                                        Additional Product.

Additional Products may be added to this Agreement by amendments to this Agreement.

13.9                                                                        Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or electronic mail addresses set forth below:

If to Client:

Nabriva Therapeutics AG

Leberstrasse 20

1110 Vienna

Austria

Attention: [**]

Email address: [**]

If to Patheon:

Patheon UK Limited

Kingfisher Drive

Covingham

Swindon

SN3 6BZ

United Kingdom

Attention:  Legal Director

Email address: [**]

or to any other addresses or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9.  Notices or written communications made or given by personal delivery, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner.

13.10                                                                 Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.11                                                                 Entire Agreement.

This Agreement and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof.  Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.  In case of conflict, the prevailing order of documents will be this Agreement and the Quality Agreement.

13.12                                                                 Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

13.13                                                                 No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

13.14                                                                 Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original, facsimile or “pdf” signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15                                                                 Use of Client Name.

Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client, which consent will not be unreasonably withheld.

13.16                                                                 Taxes.

(a)                                 Client will bear all taxes, duties, levies and similar charges (and any related interest and penalties) (“Tax” or “Taxes”), however designated, imposed as a result of the provision by the Patheon of Services under this Agreement, except the following (all of which will be borne by Patheon):

(i)                                    any Tax based on net income or gross income that is imposed on Patheon by its jurisdiction of formation or incorporation (“Resident Jurisdiction”);

(ii)                                 any Tax based on net income or gross income that is imposed on Patheon by jurisdictions other than its Resident Jurisdiction if this tax is based on a permanent establishment of Patheon; and

(iii)                              any Tax that is recoverable by Patheon in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (as more fully defined in subparagraph (d) below), Goods & Services Tax (“GST”) and similar taxes.

(b)                                 If Client is required to bear a Tax under subsection (a) above, Client will pay the Tax and any additional amounts to the appropriate taxing authority as are necessary to ensure that the net amounts received by Patheon hereunder after all such payments or withholdings equal the amounts to which Patheon is otherwise entitled under this Agreement as if the tax, duty, levy or similar charge did not exist.

(c)                                  Patheon will not collect an otherwise applicable tax if Client’s purchase is exempt from Patheon’s collection of the tax and a valid tax exemption certificate is furnished by Client to Patheon.

(d)                                 If Section 13.16 (a)(iii) does not apply, any payment due under this Agreement for the provision of Services to Client by Patheon is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as “VAT”). If any VAT is payable on a Service supplied by Patheon to Client under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Client. If VAT on the supplies of Patheon is payable by Client under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Client will ensure that Patheon will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.

(e)                                  Any Tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Client to Patheon whether due pursuant to this Agreement or otherwise.

13.17                                                                 Governing Law.

This Agreement will be construed and enforced in accordance with the laws of England and subject to the exclusive jurisdiction of the courts thereof.  The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PATHEON UK LIMITED

	By:	/s/ Nick Plummer
	Name:	Nick Plummer
	Title:	Company Secretary
	Date:	06 June 2017

NABRIVA THERAPEUTICS AG

	By:	/s/ Colin Broom
	Name:	Colin Broom
	Title:	CEO
	Date:	11 May 2017

SCHEDULE A

PRODUCT AND SPECIFICATIONS

Product

BC-3781 Vials

API: Lefamulin

•                  Indication: Anti-infective

•                  Patheon’s preliminary categorisation: Category 2

Key product parameter overview:

Product	Vial Size	Fill Volume	Packaging Configuration
Lefamulin Vials	ISO 15R	15mL	Single labelled vial packed into a single pre-printed carton with a single PIL

Specifications

Prior to the start of commercial manufacturing of Product under this Agreement Client will give Patheon the originally executed copies of the Specifications as approved by the applicable Regulatory Authority.  If the Specifications received are subsequently amended, then Client will give Patheon the revised and originally executed copies of the revised Specifications.  Upon acceptance of the revised Specifications, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance of the revised Specifications.

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SCHEDULE B

MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE

Long Term Forecast

Annual Volume Forecast (Packed Vials)
Product	2019	2020	2021	2022	2023
Lefamulin Vials (EU)	—	[**]	[**]	[**]	[**]
Lefamulin Vials (USA)	[**]	[**]	[**]	[**]	[**]
Lefamulin Vials (Total)	[**]	[**]	[**]	[**]	[**]

Manufacturing and Packaging Prices

Bulk Prices:

	Minimum Order Quantity:	Price Per Bulk Unlabelled Vial
Product	Batch Size (Vials) x Campaign Length (Batches)	Component Price	Conversion Price	Bulk Price
Lefamulin Vials	[**]	[**]	[**]	[**]
Lefamulin Vials	[**]	[**]	[**]	[**]

Single Packed Vial Prices:

	Minimum Order Quantity:	Price Per Single Packed Vial
Product	Batch Size (Vials) x Campaign Length (Batches)	Component Price	Conversion Price	Full Service Price(1)
Lefamulin Vials	[**]	[**]	[**]	[**]
Lefamulin Vials	[**]	[**]	[**]	[**]

[**].

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 4 pages were omitted. [**]

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SCHEDULE C

ANNUAL STABILITY TESTING

Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Product.  This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing including the Price for the Product withdrawn for the stability testing.

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SCHEDULE D

ACTIVE MATERIAL

Active Material	Supplier
Lefamulin	SEL BIOCHEM Xinjiang Co., LTD

ACTIVE MATERIAL CREDIT VALUE

The Active Material Credit Value will be as follows:

PRODUCT	ACTIVE MATERIAL	ACTIVE MATERIAL CREDIT VALUE
BC-3781.AC	Lefamulin	Client’s actual cost for Active Material not to exceed EUR [**] per kilogram

MAXIMUM CREDIT VALUE

Patheon’s liability for Active Material calculated in accordance with Section 2.2 in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
BC-3781	[**]% of revenues (being payments of the Price) per Year received by Patheon under this Agreement.

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SCHEDULE E

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:

1.                                      Appointment of Expert. Within [**] Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute.  If the parties are unable to so agree within the [**] Business Day period, or if there is a disclosure of a conflict by an expert under Paragraph 2 hereof which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the American Arbitration Association.

2.                                      Conflicts of Interest.  Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the parties will, after the disclosure, have confirmed his appointment.

3.                                      Not Arbitrator.  No expert will be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert’s determination or the procedure by which the expert reaches his determination under this Schedule E.

4.                                      Procedure.  Where an expert is appointed:

(a)                                 Timing.  The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within [**] Business Days (or another date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.

(b)                                 Disclosure of Evidence.  The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within [**] Business Days of a written request from the relevant expert to do so.

(c)                                  Advisors.  Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.

(d)                                 Appointment of New Expert.  If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the parties except if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.

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(e)                                  Final and Binding.  The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.

(f)                                   Costs.  Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

For greater certainty, the release of the Product for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Product are to be released for sale or distribution.

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SCHEDULE F

QUARTERLY ACTIVE MATERIAL INVENTORY REPORT

TO:                                                                           NABRIVA THERAPEUTICS AG

FROM:                                                       PATHEON UK LIMITED

RE:                                                                           Active Material quarterly inventory report under Section 2.2(a) of the Manufacturing Services Agreement dated • (the “Agreement”)

Reporting quarter:

Active Material on hand at beginning of quarter:	kg	(A)

Active Material on hand at end of quarter:	kg	(B)

Quantity Received during quarter:	kg	(C)

Quantity Dispensed(1) during quarter:	kg
(A + C – B)

Quantity Converted during quarter:	kg
(total Active Material in Product produced and not rejected, recalled or returned or in work-in-process)

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

PATHEON UK LIMITED

DATE:

Per:
Name:
Title:

(1)  Excludes any (i) Active Material that must be retained by Patheon as samples, (ii) Active Material contained in Product that must be retained as samples, (iii) Active Material used in testing (if applicable), and (iv) Active Material received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation, or test batches manufactured during the quarter.

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SCHEDULE G

REPORT OF ANNUAL ACTIVE MATERIAL INVENTORY RECONCILIATION

AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:	NABRIVA THERAPEUTICS AG

FROM:	PATHEON UK LIMITED

RE:	Active Material annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Manufacturing Services Agreement dated • (the “Agreement”)

Reporting Year ending:

Active Material on hand at beginning of Year:		kg	(A)

Active Material on hand at end of Year:		kg	(B)

Quantity Received during Year:		kg	(C)

Quantity Dispensed(2) during Year:		kg	(D)
(A + C - B)

Quantity Converted during Year:		kg	(E)
(total Active Material in Product produced and not rejected, recalled or returned or in work-in-process)

Active Material Credit Value:	EUR	/ kg	(F)

Target Yield:		%	(G)

Actual Annual Yield:		%	(H)
((E / D) * [**])

Shortfall Credit:	EUR		(I)
((G – 5) - H) / [**]) * F * D	(if a negative number, insert zero)

Based on the foregoing reimbursement calculation Patheon will reimburse Client the amount of EUR .

Surplus Credit:	EUR		(J)
(H – G / [**]) * F * D

(2)  Excludes any (i) Active Material that must be retained by Patheon as samples, (ii) Active Material contained in Product that must be retained as samples, (iii) Active Material used in testing (if applicable), and (iv) Active Material received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation, or test batches manufactured during the Year.

Based on the foregoing reimbursement calculation Patheon may carry forward one Year a Surplus Credit in the amount of EUR                                      .

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

DATE:

PATHEON UK LIMITED

Per:
Name:
Title: